Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

AUSTIN, Texas, February 17, 2022 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 26, 2021.
Highlights for the fourth quarter ended December 26, 2021 were as follows:
•Revenue increased 25.4% to $98.7 million compared to $78.7 million in the fourth quarter of 2020.
•Comparable restaurant sales increased 20.8% as compared to fiscal 2020 and decreased 0.7% as compared to fiscal 2019. The comparable restaurant sales as compared to 2019 were negatively impacted by approximately 90 basis points due to the timing of Christmas as compared to fiscal 2019.
•Net income increased 236.3% to $6.0 million, or $0.30 per diluted share, compared to $1.8 million, or $0.09 per diluted share, in the fourth quarter of 2020. Additionally, net income increased $7.4 million to $6.0 million, or $0.30 per diluted share, as compared to net loss of $1.4 million, or $0.09 per diluted share, in the fourth quarter of 2019.
•Adjusted net income(1) increased 104.2% to $7.9 million, or $0.40 per diluted share, compared to $3.9 million, or $0.19 per diluted share, in the fourth quarter of 2020. Additionally, adjusted net income(1) increased $4.6 million to $7.9 million, or $0.40 per diluted share, as compared to $3.3 million, or $0.20 per diluted share, in the fourth quarter of 2019.
•Restaurant-level operating profit(1) increased 31.3% to $21.0 million compared to $16.0 million in the fourth quarter of 2020. Restaurant-level operating margin(1) increased by 100 basis points to 21.3% compared to 20.3% in the fourth quarter of 2020. Additionally, restaurant-level operating profit(1) increased 44.3% to $21.0 million from $14.6 million in the fourth quarter of 2019 and restaurant-level operating margin(1) increased by 700 basis points to 21.3% from 14.3% in the fourth quarter of 2019.
•Cash and cash equivalents were $106.6 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
Highlights for the fiscal year ended December 26, 2021 were as follows:
•Revenue increased 23.5% to $396.5 million compared to $321.0 million during fiscal 2020.
•Comparable restaurant sales increased 22.1% as compared to fiscal 2020 and decreased 4.0% as compared to fiscal 2019.
•Net income increased to $30.2 million, or $1.50 per diluted share, compared to net loss of $3.3 million, or $0.18 per diluted share, during fiscal 2020. Additionally, net income increased $24.0 million to $30.2 million, or $1.50 per diluted share, as compared to net income of $6.2 million, or $0.37 per diluted share, during fiscal 2019.
•Adjusted net income(1) increased 146.9% to $38.0 million, or $1.89 per diluted share, compared to $15.4 million, or $0.84 per diluted share, during fiscal 2020. Additionally, adjusted net income(1) increased $20.4 million to $38.0 million, or $1.89 per diluted share, as compared to $17.6 million, or $1.04 per diluted share, during fiscal 2019.
•Restaurant-level operating profit(1) increased 52.0% to $93.1 million compared to $61.2 million during fiscal 2020. Restaurant-level operating margin(1) increased by 440 basis points to 23.5% compared to 19.1% during fiscal 2020. Additionally, restaurant-level operating profit(1) increased 41.9% to $93.1 million from $65.6 million during fiscal 2019 and restaurant-level operating margin(1) increased by 810 basis points to 23.5% from 15.4% during fiscal 2019.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We capped off a record year for Chuy’s with strong fourth quarter results that included solid sales growth and record profitability compared to both, 2020 and 2019. A tremendous amount of credit goes to our team members who have remained resilient throughout 2021 despite persistent external challenges and have continued to provide our guests with our unique Chuy’s experience.”
Hislop added, “Despite the current challenges of the external environments, we believe that our business is now better and stronger than it has ever been pre-pandemic. Our employee retention has improved over fiscal 2019 and continues to be one of the best in our industry sector. We are now, more than ever, set up for long term success. We continue to see strong demand for our high-quality, made-from-scratch food and drinks, our operations have been restructured for improved profitability, and we have a long window of white space for future growth. We’re excited about what 2022 and beyond holds for our brand.”
Fourth Quarter 2021 Financial Results
Revenue was $98.7 million in the fourth quarter of 2021 compared to $78.7 million in the fourth quarter of 2020. The increase was primarily related to growth in customer traffic as the Company continued to relax indoor dining capacity restrictions throughout its restaurants, as well as $3.6 million of incremental revenue from new restaurants opened during fiscal 2021. For the fourth quarter of 2021, off-premise sales were approximately 28% of total revenue compared to approximately 33% in the same period last year.
Comparable restaurant sales increased 20.8% for the fourth quarter of 2021 compared to the same period last year primarily driven by a 19.0% increase in average weekly customers and a 1.8% increase in average check. Comparable restaurant sales decreased 0.7% as compared to the same period in fiscal 2019. The comparable restaurant sales as compared to 2019 were negatively impacted by approximately 90 basis points due to the timing of Christmas as compared to fiscal 2019.
Total restaurant operating costs as a percentage of revenue improved by approximately 100 basis points to 78.7% in the fourth quarter of 2021 from 79.7% in the fourth quarter of 2020 primarily driven by the following:
•Cost of sales increased 140 basis points driven by commodity inflation of approximately 9.7%, partially offset by favorable mix from a decrease in fajita family kits sold as compared to the fourth quarter of 2020.
•Labor costs decreased 60 basis points largely as a result of sales leverage on management labor costs, partially offset by hourly labor rate inflation of approximately 12.6% at comparable restaurants in part due to increased overtime.
•Operating costs decreased 30 basis points mainly as a result of sales leverage on fixed restaurant operating costs.
•Occupancy costs decreased 140 basis points primarily as a result of sales leverage on fixed occupancy expenses, partially offset by higher percentage rent.
•Marketing expense slightly decreased 10 basis points as compared to the fourth quarter of 2020.
Restaurant pre-opening expenses decreased to $0.1 million in the fourth quarter of 2021 compared to $0.3 million for the same period in 2020 due to the timing of new store openings.
General and administrative expenses increased to $6.1 million for the fourth quarter of 2021 compared to $6.0 million for the same period in 2020. The increase was primarily driven by higher insurance premiums and information technology services, partially offset by lower management salaries and performance based bonuses due to the timing of the reinstatement and makeup of reduced management salaries and bonuses during fiscal 2020. As a percentage of revenues, general and administrative expenses decreased to 6.2% from 7.6% in the fourth quarter of 2020.

Impairment, closed restaurant and other costs were $2.5 million ($1.9 million, net of tax or $0.10 per diluted share) during the fourth quarter of 2021 and $2.8 million ($2.1 million, net of tax or $0.11 per diluted share) during the same period last year. During the fourth quarter of 2021, we recorded a charge related to the termination of a closed restaurant operating lease, the remaining impairment of long-lived assets of certain closed stores, as well as closed restaurant costs such as rent expense, utility and insurance costs required to maintain the remaining closed locations. During the same period last year, these costs included a non-cash impairment charge of an operating lease asset due to the abandonment of a restaurant in development and closed restaurants costs.
The Company recorded income tax expense of $1.3 million in the fourth quarter of 2021 and $0.1 million during the comparable period in 2020. The increase in income tax expense was driven by an increase in annual income before income taxes.
As a result of the foregoing, net income increased 236.3% to $6.0 million, or $0.30 per diluted share as compared $1.8 million, or $0.09 per diluted share, in the fourth quarter of 2020.
Adjusted net income increased 104.2% to $7.9 million, or $0.40 per diluted share, in the fourth quarter of 2021 as compared to $3.9 million, or $0.19 per diluted share, in the fourth quarter of 2020. Please see the reconciliation of net income (loss) to adjusted net income in the accompanying financial tables.
Fiscal Year 2021 Financial Results
Revenue was $396.5 million during fiscal 2021 compared to $321.0 million during fiscal 2020. The increase in revenue was primarily related to growth in customer traffic as the Company relaxed indoor dining capacity restrictions throughout its restaurants, as well as $10.9 million of incremental revenue from new restaurants opened during fiscal year 2021. For fiscal year 2021, off-premise sales were approximately 28% of total revenue compared to approximately 35% in the same period last year.
Comparable restaurant sales increased 22.1% for the year ended December 26, 2021 compared to the same period in 2020 primarily driven by a 19.4% increase in average weekly customers and a 2.7% increase in average check. Comparable restaurant sales decreased 4.0% as compared to the same period in fiscal 2019.
Total restaurant operating costs as a percentage of revenue improved to 76.5% in the fiscal year 2021 from 80.9% in the fiscal 2020 primarily driven by the following:
•Cost of sales decreased 30 basis points primarily due to a decrease in fajita family kits sold subsequent to COVID-19 lockdowns as well as switching to a limited menu and eliminating the complimentary buffet style chips and salsa, or “Nacho Car,” during the second quarter of 2020 as a result of the COVID-19 pandemic. This decrease was partially offset by overall commodity inflation of 3.3%.
•Labor costs decreased 190 basis points primarily due to sales leverage on management labor costs as well as reduction in hourly employees and store management personnel as a result of the COVID-19 pandemic, partially offset by hourly labor rate inflation of approximately 4.6% and $1.6 million of manager retention bonuses paid out during the second and third quarter of 2021.
•Operating costs decreased 70 basis points primarily driven by a decrease in to-go supplies due to lower off-premise sale mix as well as sales leverage on fixed restaurant operating costs, partially offset by an increase in liquor taxes driven by higher bar sales mix as compared to the same period last year.
•Occupancy costs decreased 180 basis points primarily as a result of sales leverage on fixed occupancy expenses as well as the closure of nine restaurants during the latter part of March 2020 and lower property taxes, partially offset by an increase in percentage rent as well as occupancy expenses related to four new stores opened during fiscal 2021.
•Marketing expense increased 20 basis points as the Company reinstated its digital advertising campaigns across the nation.
Restaurant pre-opening expenses decreased to $1.7 million for the year ended December 26, 2021 compared to $1.8 million for the same period in 2020. During fiscal 2021, we incurred pre-opening costs for several new restaurant openings. Restaurant pre-opening costs for the comparable period of 2020 represent expenses for the store openings postponed to fiscal 2021 as a result of the COVID-19 pandemic.

General and administrative expenses increased to $26.6 million for the year ended December 26, 2021 compared to $22.2 million for the same period in 2020. The increase was primarily driven by higher performance-based bonuses and an increase in management salaries in part due to a reinstatement of certain corporate employees after being furloughed at the start of the COVID-19 pandemic in fiscal 2020 as well as an increase in insurance and information technology costs.
Impairment, closed restaurant and other costs were $10.2 million ($7.8 million, net of tax or $0.39 per diluted share) during fiscal 2021 and $26.8 million ($20.5 million, net of tax or $1.12 per diluted share) during fiscal 2020. During fiscal year 2021, the Company terminated six of its closed restaurant lease agreements and recorded a $2.4 million loss on lease terminations as well as a $2.7 million non-cash impairment charge related to long-lived assets. During fiscal 2020, the Company recorded non-cash impairment charges of $20.9 million related to restaurant closures as a result of the COVID-19 pandemic and $0.8 million in COVID-19 related charges due to idle development costs as a result of delaying restaurant openings to 2021. The Company also incurred $5.1 million of closed restaurants costs, which included rent expense, utility and insurance costs during both fiscal 2021 and 2020.
Income tax expense was $4.1 million during fiscal 2021 as compared to tax benefit of $5.5 million during fiscal 2020. The increase in income tax expense was driven by an increase in annual income before income taxes.
As a result of the foregoing, net income was $30.2 million, or $1.50 per diluted share during fiscal 2021, compared to net loss of $3.3 million, or $0.18 per diluted share during fiscal 2020.
Adjusted net income increased 146.9% to $38.0 million, or $1.89 per diluted share, compared to $15.4 million, or $0.84 per diluted share during fiscal 2020. Please see the reconciliation of net income (loss) to adjusted net income in the accompanying financial tables.
Share Repurchase Program
During the fourth quarter of 2021, the Company repurchased 264,932 shares of its common stock for a total of $8.4 million. During fiscal year 2021, the Company repurchased a total of 461,501 shares of its common stock for $14.5 million. Subsequent to the fourth quarter of 2021, the Company repurchased an additional 546,747 shares of its common stock for a total of $15.0 million. As of February 17, 2022, the Company had $26.6 million remaining under its $50.0 million repurchase program, which expires on December 31, 2023. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2022 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide fiscal 2022 financial guidance, except the Company anticipates:
•Five to eight new restaurants vs. the previous range of six to eight new restaurants.
•Net capital expenditures (net of tenant improvement allowances) of approximately $25 to $40 million.
•Restaurant pre-opening expenses of approximately $2 to $3 million.
•An effective annual tax rate of approximately 13% to 15%.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 92 restaurants at December 26, 2021.
Comparable restaurant sales as compared to 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at December 26, 2021.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.

Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2021 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 323-794-2551. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 5169613. The replay will be available until Thursday, February 24, 2022.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company's long term success, future growth and opportunities in 2022 and beyond, the Company’s 2022 outlook, including restaurant openings in 2022, net capital expenditures, restaurant pre-opening expenses and effective annual tax rate, share repurchases and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate duration and severity of the COVID-19 pandemic and any new variants, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlements, impairment, closed restaurant and other costs, gain on insurance settlements and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as legal settlements, impairment, closed restaurant and other costs and gain on insurance settlements. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlements, impairment, closed restaurant and other costs and gain on insurance settlements are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents net income (loss) before impairment, closed restaurant and other costs, gain on insurance settlements, the income tax effect of these adjustments and the deferred tax CARES Act adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended				Year Ended
	December 26, 2021		December 27, 2020		December 26, 2021		December 27, 2020
Revenue	$98,665	100.0%	$78,708	100.0%	$396,467	100.0%	$320,952	100.0%

Costs and expenses:
Cost of sales	25,492	25.8	19,242	24.4	96,476	24.3	79,033	24.6
Labor	28,711	29.1	23,376	29.7	113,622	28.7	98,184	30.6
Operating	15,201	15.4	12,388	15.7	59,617	15.0	50,352	15.7
Occupancy	7,232	7.3	6,843	8.7	29,281	7.4	29,406	9.2
General and administrative	6,076	6.2	6,000	7.6	26,599	6.7	22,195	6.9
Marketing	1,009	1.0	844	1.1	4,360	1.1	2,732	0.9
Restaurant pre-opening	90	0.1	286	0.4	1,731	0.4	1,769	0.6
Impairment, closed restaurant and other costs	2,461	2.5	2,795	3.6	10,182	2.6	26,794	8.3
Gain on insurance settlements	—	—	—	—	—	—	(1,000)	(0.3)
Depreciation	5,100	5.2	5,003	6.3	20,197	5.1	20,031	6.2
Total costs and expenses	91,372	92.6	76,777	97.5	362,065	91.3	329,496	102.7
Income (loss) from operations	7,293	7.4	1,931	2.5	34,402	8.7	(8,544)	(2.7)
Interest expense, net	26	—	19	—	144	0.1	257	—
Income (loss) before income taxes	7,267	7.4	1,912	2.5	34,258	8.6	(8,801)	(2.7)
Income tax expense (benefit)	1,275	1.3	130	0.2	4,082	0.9	(5,507)	(1.7)
Net income (loss)	$5,992	6.1%	$1,782	2.3%	$30,176	7.7%	$(3,294)	(1.0)%

Net income (loss) per common share: Basic	$0.30		$0.09		$1.52		$(0.18)
Net income (loss) per common share: Diluted	$0.30		$0.09		$1.50		$(0.18)

Weighted-average shares outstanding: Basic	19,695,406		19,702,313		19,835,550		18,396,335
Weighted-average shares outstanding: Diluted	19,894,638		19,927,473		20,079,237		18,396,335

Chuy’s Holdings, Inc.
Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Quarter Ended			Year Ended
	December 26, 2021	December 27, 2020	December 29, 2019	December 26, 2021	December 27, 2020	December 29, 2019
Net income (loss) as reported	$5,992	$1,782	$(1,430)	$30,176	$(3,294)	$6,215
Impairment, closed restaurant and other costs	2,461	2,795	6,291	10,182	26,794	14,179
Legal settlement	—	—	(160)	—	—	615
Gain on insurance settlements	—	—	—	—	(1,000)	—
Income tax effect on adjustments (1)	(567)	(653)	(1,433)	(2,347)	(6,028)	(3,457)
Deferred tax CARES Act adjustment (2)	—	(63)	—	—	(1,079)	—
Adjusted net income	$7,886	$3,861	$3,268	$38,011	$15,393	$17,552

Adjusted net income per common share: basic	$0.40	$0.20	$0.20	$1.92	$0.84	$1.05
Adjusted net income per common share: diluted	$0.40	$0.19	$0.20	$1.89	$0.84	$1.04

Weighted-average shares outstanding: basic	19,695,406	19,702,313	16,623,775	19,835,550	18,396,335	16,728,955
Weighted-average shares outstanding: diluted	19,894,638	19,927,473	16,623,775	20,079,237	18,396,335	16,824,395

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs as well as gain on insurance and legal settlements during the thirteen weeks and fifty-two weeks ended December 26, 2021, December 27, 2020 and December 29, 2019. The Company uses its statutory rate to calculate the tax effect on adjustments.
(2)Reflects the tax benefit recorded during the thirteen and fifty-two weeks ended December 27, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Chuy’s Holdings, Inc.
Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Quarter Ended			Year Ended
	December 26, 2021	December 27, 2020	December 29, 2019	December 26, 2021	December 27, 2020	December 29, 2019
Income (loss) from operations as reported	$7,293	$1,931	$(3,079)	$34,402	$(8,544)	$3,436
General and administrative	6,076	6,000	5,671	26,599	22,195	23,681
Restaurant pre-opening expenses	90	286	592	1,731	1,769	2,949
Legal settlement	—	—	(160)	—	—	615
Impairment, closed restaurant and other costs	2,461	2,795	6,291	10,182	26,794	14,179
Gain on insurance settlements	—	—	—	—	(1,000)	—
Depreciation	5,100	5,003	5,254	20,197	20,031	20,739
Restaurant-level operating profit	$21,020	$16,015	$14,569	$93,111	$61,245	$65,599

Restaurant-level operating margin (1)	21.3%	20.3%	14.3%	23.5%	19.1%	15.4%

(1)Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	December 26, 2021	December 27, 2020
Cash and cash equivalents	$106,621	$86,817
Total assets	495,324	493,675
Long-term debt	—	—
Total stockholders’ equity	262,794	241,858

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com